Exhibit (p)(3)

CODE OF ETHICS

Section I	Statement of General Fiduciary Principles

                This Code of Ethics (the “Code”) has been adopted by each of TD Waterhouse Trust (the “Trust”), TD Waterhouse Family of Funds, Inc. (“TD WFF”), TD Waterhouse Plus Funds, Inc. (“Plus Funds”) and TD Waterhouse Asset Management, Inc. (“TD WAM”), the investment manager of each Fund (defined below), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) and by TD WAM as an adviser in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of TD WAM with respect to its clients, including the Funds, (collectively, the “Clients”) may abuse their fiduciary duties to such Clients, and otherwise to deal with the types of conflict of interest situations and ethical conduct, to which Rule 17j-1 and Rule 204A-1 are addressed.

                The Code is based on the principle that the directors/trustees and officers of each Fund, and the directors, officers and employees of TD WAM, as well as the personnel of the Funds’ distributor, Funds Distributor, Inc. (the “Distributor”) who provide services to the Funds, owe a fiduciary duty to the respective Clients to conduct their personal securities transactions in a manner that does not interfere with a Client’s transactions or otherwise take unfair advantage of their relationship with the Client. All such directors, trustees, officers, employees and personnel of the Funds, TD WAM and its affiliates and the Distributor (“Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. They are also expected to comply with the provisions of any other codes of ethics that have been adopted by their respective organizations, as well as all applicable Federal Securities Laws (as defined below).

                Technical compliance with the Code will not automatically insulate any Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to a Client. Accordingly, all Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of a Client. In sum, all Personnel shall place the interests of the Clients before their own personal interests.

                 The provisions of this Code reflect the fact that (i) the Distributor has adopted its own code of ethics to govern the personal securities transactions of its personnel; and (ii) certain officers of the Funds who also serve as officers or employees of SEI Investments Mutual Funds Services (“SEI”) are required to comply with SEI’s code of ethics. Thus, the only persons subject to the prohibited transaction and reporting provisions of this Code (Sections IV and VI) are the directors/trustees and officers of the Funds and the directors, officers and employees of TD WAM and its affiliates defined below as “Access Persons.” Officers of the Funds who also serve as officers or employees of either the Distributor or SEI shall be required to comply with the Distributor’s or SEI’s code of ethics, as applicable, a current copy of which shall be provided to the Funds as required hereunder and approved by the boards of directors/trustees of the Funds in accordance with Rule 17j-1, and compliance therewith shall be deemed to be compliance herewith. The compliance officer for each of the Distributor and SEI shall make periodic reports to the Chief Compliance Officer of the Funds with respect to the compliance by such officers with the Code of Ethics and reports to the board of directors/trustees of the Funds as required by Rule 17j-1.

                 All Access Persons (defined below) must read and retain this Code of Ethics, and acknowledge that they are subject to the provisions hereof by signing the written acknowledgement attached as Appendix A hereto.

Section II	Definitions

(A)	“Access Person” means (i) any director, trustee, officer, or Advisory Person (as defined below) of a Fund or TD WAM, except for any director, trustee or officer of a Fund who is also an officer, director or employee of the Distributor or of SEI or (ii) any Supervised Person (as defined below) of TD WAM (a) who has access to nonpublic information regarding any clients’ purchase or sale of any Covered Security, or nonpublic information regarding the portfolio holdings of any Reportable Fund (defined below), or (b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(B)	An “Advisory Person” of a Fund or of TD WAM means: (i) any director, trustee, officer or employee of a Fund or TD WAM, or any company in a control relationship to the Fund or TD WAM, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or TD WAM who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

(C)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan. This does not include optional cash purchases pursuant to such plans or any transaction that overrides the pre-set schedule or allocations of the automatic investment plan.

(D)	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(E)	“Chief Compliance Officer” means the chief compliance officer of TD WAM or a compliance officer assigned to TD WAM Compliance when as permitted, duties of the Chief Compliance Officer have been delegated to such compliance officer.

(F)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(G)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act and Section 202(a)(18) of the Advisers Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements and any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is not rated but of comparable quality; and (iii) shares issued by open-end investment companies registered under the Act (“Mutual Fund Shares”) other than Reportable Funds (defined below) that are not money market funds; (iv) shares issued by money market funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e. variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts). References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H)	“Federal Securities Laws” means the Act, the Advisers Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

(I)	“Fund” means each of the Trust, TD WFF, Plus Funds, and each of their respective series.

(J)	“Independent Director” means a director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(K)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(L)	“Investment Personnel” of a Fund means: (i) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(M)	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(N)	“Reportable Fund” means any fund (i) for which TD WAM serves as an investment adviser or (ii) whose investment adviser or principal underwriter controls TD WAM, is controlled by TD WAM or is under common control with TD WAM.

(O)	“Security Held or to be Acquired” by a Client means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Client; or (B) is being or has been considered by the Client or TD WAM for purchase by the Client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Section II(N)(i).

(P)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of TD WAM, or other person who provides investment advice on behalf of TD WAM and is subject to the supervision and control of TD WAM.

(Q)	“17j-1 Organization” means the Fund or TD WAM, as the context requires.

Section III	Objective and General Prohibitions

                 Although certain provisions of this Code apply only to Access Persons, all Personnel must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Section I above, this Section III and Section VII. Therefore, Personnel may not engage in any investment transaction under circumstances in which the Personnel benefits from or interferes with the purchase or sale of investments by a Client. In addition, Personnel may not use information concerning the investments or investment intentions of a Client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Client.

                 Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Client. It is prohibited for any Personnel, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Client to:

(i)	employ any device, scheme or artifice to defraud the Client;

(ii)	make any untrue statement of a material fact to the Client or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

(iv)	engage in any manipulative practice with respect to the Client.

                 Personnel may not engage in market timing of the Funds or engage in or facilitate late trading in the Funds. Market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within a short period of time with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when a mutual fund order is received from an investor after the fund’s trading deadline or after the time as of which that day’s closing price (NAV) has been calculated, and such order is executed on the same day, and is an illegal practice.

                 Personnel are required to comply with all Federal Securities Laws. Personnel should also recognize that a violation of this Code, of Rule 17j-1 under the Act or Rule 204A-1 under the Advisers Act may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions

(A)	(1)	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) TD WAM with respect to a Client, has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) TD WAM and its affiliates have within the last 15 calendar days considered purchasing or selling the Covered Security for a Client or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for a Client, unless such Access Person:

(i) obtains advance clearance of such transaction pursuant to Section V; and

(ii) reports to the 17j-1 Organization the information described in Section VI of this Code.

	(2)	Without limiting the generality of the foregoing, all Investment Personnel of a Fund and all Access Persons of TD WAM must obtain approval from the Fund or TD WAM, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

(B)	The prohibitions of this Section IV(A)(1) and the pre-clearance requirements of Section V do not apply to:

	(1)	Purchases that are made pursuant to an Automatic Investment Plan;

	(2)	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

	(3)	Transactions in futures contracts on U.S. Treasury obligations (and related options) effected on a U.S. commodities exchange;

	(4)	Involuntary (i.e., non-volitional) purchases and sales of Covered Securities;

	(5)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; and

	(6)	Purchases or sales of Covered Securities that are not eligible for purchase or sale by the respective Client.

	(7)	Mutual Fund Shares, except that Access Persons of TD WAM must preclear the purchase or sale of Mutual Fund Shares of a Fund for which the person has investment authority.

(8) Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds (i.e. variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts).

(C)	Notwithstanding anything to the contrary contained herein, the prohibitions of Section IV(A)(1) and the pre-clearance requirements of Section V shall not apply to (i) Covered Securities that comprise the Dow Jones Industrial AverageSM or any other broad-based market index that one or more Funds seeks to replicate, or (ii) Covered Securities purchased or sold, or considered for purchase or sale, by a Fund which is managed by an investment sub-adviser other than TD WAM.

Section V	Pre-clearance Procedures

(A)	From Whom Obtained.

Pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section IV above must be obtained from the Chief Compliance Officer or General Counsel of TD WAM or, if either is unavailable, a director of TD WAM. Each of these persons is referred to in this Code as a “Clearing Officer.” A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

(B)	Time of Clearance.

(1) Access Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Covered Security.

(2) Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given; provided, however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

(C)	Form.

Clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and obtaining the signature of a Clearing Officer. If an Access Person is requesting approval to purchase or sell a Covered Security that is owned by a Client and such Access Person has responsibility regarding the determination by TD WAM of securities to be purchased or sold for such Client, the Access Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought.

(D)	Filing.

A copy of all completed clearance forms, with the required signatures, shall be retained by the Chief Compliance Officer.

(E)	Factors Considered in Clearance of Personal Transactions.

A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security; and

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client; and

(3)	Whether the transaction is likely to affect a Client adversely.

(4)	In the case of Limited Offerings, whether the investment opportunity should be reserved for clients, whether the opportunity is being offered to an individual by virtue of his or her position with TD WAM or a Fund and whether the issuer is truly a private company and there is no reasonable prospect that the issuer will make a public offering of the securities in the foreseeable future.

(F)	Monitoring of Personal Transactions After Clearance.

After clearance is given to an Access Person, the Chief Compliance Officer shall monitor the Access Person’s transactions to ascertain whether the cleared transaction was executed within 24 hours, whether it was executed in the specified amounts and what other securities transactions, if any, the Access Person executed.

Section VI	Reports by Access Persons

(A)	Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of a date no more than 45 days before the person became an Access Person, in the case of such person’s initial report, and no more than 45 days before such report is submitted in the case of annual reports. Such report is hereinafter called a “Personal Securities Holdings Report.” Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B)	Quarterly Transaction Reports.

Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Ownership in any Covered Security. Such report is hereinafter called a “Quarterly Securities Transaction Report.”

A Quarterly Securities Transaction Report shall be on a form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)	Title, the exchange symbol or CUSIP number if applicable, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C)	Notwithstanding the reporting requirements set forth in this Section VI, an Independent Director of a Fund is not required to file a Personal Securities Holding Report upon becoming a director/trustee of a Fund or an Annual Personal Securities Holding Report. An Independent Director also need not file a Quarterly Securities Transaction Report unless such Director knew or, in the ordinary course of fulfilling his or her official duties as a Director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Director such security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or TD WAM for purchase or sale by the Fund. Independent Directors of the Trust shall report on a Quarterly Securities Transaction Report any transactions in shares of the Trust and any other TD Waterhouse-sponsored or advised funds organized after January 1, 2004 that are not money market funds.

(D)	Access Persons of TD WAM, the Distributor and SEI.

An Access Person of TD WAM need not make a Quarterly Transaction Report if all of the information in the report would duplicate information contained in account statements received by TD WAM so long as TD WAM receives the statements no later than 30 days after the end of the applicable quarter. Access Persons of the Fund who are required to submit reports under the Distributor’s or SEI’s code of ethics shall provide such reports to the Distributor’s or SEI’s compliance officer, as applicable.

(E)	Brokerage Accounts and Statements.

Access Persons, except Independent Directors to the Funds, shall:

(1)	identify all securities brokerage and commodities trading accounts in which they trade or hold Covered Securities in which they have a Beneficial Ownership (“Accounts”) at the time they become an Access Person and, thereafter, identify any new account and the date the Account was established within 30 days after the end of the quarter during which such new Account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)	instruct the brokers for their Accounts to provide duplicate account statements to the Chief Compliance Officer.

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)	Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Funds, or by TD WAM and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

Each Access Person is also required to promptly report any violations of this Code that the Access Person becomes aware of to the Chief Compliance Officer.

(H)	Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(I)	Disclaimers.

Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Section VII	Additional Prohibitions

(A)	Confidentiality of Information.

TD WAM’s securities recommendations, client securities holdings and transactions are generally considered material nonpublic information. Personnel must:

(1)	keep such information confidential and not disclose any such information to an outside party other than in accordance with TD WAM policy and practice;

(2)	use all confidential information solely for purposes necessary for or incidental to the provision of services to such Client; and

(3)	safeguard all confidential information with a high degree of care.

With respect to Funds, until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by a Fund shall be kept confidential by all Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors/trustees of the Fund or the applicable Client.

Please refer to the TD WAM Compliance Program for additional provisions with respect to confidentiality and insider trading.

(B)	Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of TD WAM or the Funds. Similarly, no such outside business activities may be inconsistent with the interests of the Funds or other Clients. Access Persons of TD WAM may not serve as directors of any public or private company, except with the prior approval of the Chief Compliance Officer. All directorships held by such Access Persons shall be reported to the Chief Compliance Officer.

(C)	Gratuities.

Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with a Client.

Section VIII	Annual Certification

(A)	Access Persons.

Access persons of TD WAM shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B)	Certification to Funds.

No less frequently than annually, each Fund, TD WAM and the Distributor must furnish to the respective Fund’s board of directors/trustees, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Fund, TD WAM or the Distributor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section IX	Sanctions

                 Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 under the Act and Rule 204A-1 under the Advisers Act and this Code. The sanctions to be imposed shall be determined by the board of directors/trustees, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, officers or employees of TD WAM and its affiliates (or of a company that controls TD WAM and its affiliates), the sanctions to be imposed shall be determined by TD WAM and its affiliates (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Client and the more advantageous price paid or received by the offending person.

Section X	Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer who may delegate certain functions to Clearing Officers.

(B)	The duties of the Chief Compliance Officer and designated clearing officers are as follows:

(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of TD WAM and its affiliates or of any company that controls TD WAM and its affiliates, and informing all Access Persons of their reporting obligations hereunder;

(2)	On an annual basis, providing all Personnel a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Maintaining or supervising the maintenance of all written acknowledgements, records and reports required by this Code;

(4)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Clients, and in the case of transactions in Trust shares, reviewing such transactions to determine whether they constitute market timing activity;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 under the Act, Rule 204A-1 under the Advisers Act and this Code;

(6)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the General Counsel of TD WAM and the board of directors/trustees of each Fund;

(7)	Submission of a report to the General Counsel of TD WAM and the board of directors/trustees of each Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII(B); and

(8)	Review of the administration of the code of ethics adopted by each of the Distributor and SEI and make requests for such reports and information as may be necessary to assist the board of directors/trustees in monitoring compliance by the Distributor and its directors, officers and employees, and SEI (with respect to any officers of the Funds who also serve as an officer or employee of SEI), with Rule 17j-1 and with its codes of ethics.

(C)	The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business, the following records:

(1)	A copy of all codes of ethics adopted by each Fund or TD WAM and its affiliates, as the case may be, pursuant to Rule 17j-1 under the Act or Rule 204A-1 under the Advisers Act that have been in effect at any time during the past five (5) years;

(2)	A record of all written acknowledgements of receipt of the code and any amendments, for each person who is currently, or in the past five (5) years was, a Supervised Person of TD WAM ;

(3)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4)	A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5)	A copy of each report made by the Chief Compliance Officer to the board of directors/trustees for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule 17j-1 under the Act, Rule 204A-1 under the Advisers Act and this Code of Ethics, or who are or were responsible for reviewing such reports;

(7)	A copy of each report required by Section VIII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors of the Funds.

                 This Code of Ethics, as amended, was adopted and approved by the Board of Directors(or the Board of Trustees, as the case may be) of each Company, including a majority of the Independent Directors, at a meeting on [__________  ____, 200__]. This Code as amended shall become effective on [__________  ____, 200__.]

______________________
Secretary

APPENDIX A

TO: TD Waterhouse Asset Management, 100 Wall Street, New York, NY 10005

CODE OF ETHICS ACKNOWLEDGEMENT

As required for all Access Persons, and in accordance with the Code for TD Waterhouse Asset Management, TD Waterhouse Trust, TD Waterhouse Family of Funds, Inc., and TD Waterhouse Plus Funds, Inc., (the “Code”), I confirm and certify that:

(1)	I have disclosed all securities brokerage and commodities trading accounts in which I trade or hold Covered Securities in which I have a Beneficial Ownership (“Accounts”);

(2)	I have disclosed all personal securities holdings and securities transactions in accordance with the Code;

(3)	I will advise the Chief Compliance Officer of any new Accounts that are established and will instruct the brokers for the Accounts to provide duplicate account statements to the Chief Compliance Officer;

(4)	I have received a copy, read, understand, and am subject to the Code and any amendments thereto; and

(5)	If I have been subject to the Code before the date hereof, that I have complied with the provisions of the Code.

I understand that any violations of the Code may subject me to discipline up to and including dismissal, as well as civil, and possibly criminal, penalties.

Print Name:        ____________________________________

Signature:          ____________________________________

Date:                   ____________________________________